Exhibit 10.12

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

DEFERRED COMPENSATION PLAN FOR EXECUTIVE OFFICERS AND DIRECTORS

SECTION 1

Purpose; Shares Under the Plan

(a) Purpose. The purpose of the Deferred Compensation Plan for Executive Officers and Directors (the “Plan”) is to provide for each member of the Board of Directors of Westinghouse Air Brake Technologies Corporation (the “Corporation”) who is not also an employee of the Corporation or any of its Subsidiaries (“Director”) and each Executive Officer, as defined in Section 2 hereof, the opportunity to defer certain compensation earned and otherwise payable to the Directors and Executive Officers. For purposes of the Plan, the term “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(b) Shares Under the Plan. The Plan is not intended for the grant or award of shares of the Common Stock, par value $0.01 per share of the Corporation (“Common Stock”), but rather, in relevant part, to allow the deferral of shares of Common Stock otherwise granted or awarded to Directors or Executive Officers under the other plans described in the Plan, to be credited to Deferred Compensation Accounts for subsequent issuance under the Plan. Shares issued and distributed from Deferred Compensation Accounts under the Plan may be authorized but unissued shares or shares previously issued and thereafter acquired by the Corporation or partly each, as shall be determined from time to time by the Board of Directors of the Corporation (the “Board”).

SECTION 2

Eligibility

Any Director who is separately compensated in the form of an annual retainer payable in cash or an annual award in shares of Common Stock for services on the Board shall be eligible to participate in the Plan. For purposes of the Plan, an “Executive Officer” means (a) each executive officer in the Executive Office of the Corporation (currently the President and CEO, Senior Vice President, CFO and Secretary, Vice President-Human Resources, Vice President and Group Executive (Transit), Vice President and Group Executive (Freight Car), Vice President and Group Executive (Freight/Locomotive), Vice President Investor Relations and Corporate Communications and Vice President Corporate Development) and each other management or highly-compensated employee of the Corporation individually selected and designated in writing by the Compensation Committee of the Board as eligible to participate in the Plan. Any Executive Officer, as defined herein, shall be eligible to participate in the Plan.

SECTION 3

Compensation Deferral Elections

(a) Director Deferral Election. Each Director may elect to defer the receipt of a designated percentage of any or all of the following compensation (“Director Fees”) which such Director might otherwise receive in a calendar year by filing a Notice of Election with the Vice President, Human Resources, of the Corporation (the “HR Vice President”) in the form prescribed by the Corporation (a “Director Deferral Election”):

(i)	The annual cash retainer for services as a Director; or

(ii)	The shares of Common Stock annually granted to a Director for services as a Director pursuant to the 1995 Non-Employee Directors’ Fee and Stock Option Plan, as in effect from time to time, or pursuant to any successor or similar plan (the “Director Plan”), subject to Section 4(a)(i) hereof.

(b) Executive Officer Deferral Election. Each Executive Officer may elect to defer the receipt of a designated percentage of any or all of the following compensation (“Executive Officer Compensation”) which such Executive Officer might otherwise earn for a calendar year by filing a Notice of Election with the HR Vice President, in the form prescribed by the Corporation (an “Executive Officer Deferral Election”):

(i)	The base salary of such Executive Officer otherwise payable in cash by the Corporation to such Executive Officer;

(ii)	Any cash bonus which may be otherwise paid by the Corporation to such Executive Officer including but not limited to cash awards under the Corporation’s annual incentive award plan or any successor program; and

(iii)	Any awards in shares of Common Stock pursuant to the Corporation’s three-year long-term incentive program or any successor program (the “LT Incentive Program”), commencing with awards for the 2008-2010 performance period under the LT Incentive Program.

For avoidance of doubt, except as provided in Section 3(b)(iii) hereof, awards under the Corporation’s 2000 Stock Incentive Plan, as amended are not eligible for an Executive Officer Deferral Election under the Plan.

(c) Election Procedures. Both a Director Deferral Election and an Executive Officer Deferral Election (collectively, “Deferral Elections”) shall be effective on January 1 of the year following the date on which the Notice of Election is filed and only for Director Fees and Executive Officer Compensation earned in that calendar year commencing on such January 1. A separate Deferral Election must be made for Director Fees and Executive Officer Compensation which may be earned in each calendar year to defer Director Fees or Executive Officer Compensation earned in such calendar year. Deferral Elections shall be effective on the date on which the Notice of Election is filed with respect to Director Fees or Executive Officer Compensation payable during or for the calendar year after the time of a person’s initial election to the office of Director or Executive Officer, or any subsequent re-election, if immediately prior thereto such person was not serving as a Director or Executive Officer, as the case may be, provided (i) the Director or Executive Officer files such Notice of Election within ten (10) business days subsequent to being elected or re-elected as a Director or Executive Officer, as the case may be, and (ii) a Deferral Election shall only be effective for Director Fees or Executive Officer Compensation payable for services performed after the Notice of Election is filed. A Deferral Election shall apply to all Director Fees or Executive Officer Compensation for which the Deferral Election is made and which is otherwise payable and earned for the calendar year for which the Deferral Election is effective.

(i)	Notwithstanding the foregoing provisions of this Section 3(c), any Deferral Election relating to awards of shares of Common Stock under the LT Incentive Program may be made at any time on or before the date that is six (6) months before the end of the performance period applicable to the award of such shares provided (i) the Executive Officer continues to perform services for the Corporation or one of its Subsidiaries until the date of such Deferral Election and (ii) such Deferral Election is not made after awards under the LT Incentive Program have become readily ascertainable within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor section, and the regulations thereunder (the “Final Election Date”). Any such Deferral Election shall become irrevocable on the Final Election Date. Any such Deferral Election may be modified or revoked on or before the Final Election Date by filing a Notice of Amendment – LT Incentive Program with the HR Vice President in the form prescribed by the Corporation.

SECTION 4

Deferred Compensation Account

(a) General. The amount of any Director Fees or Executive Officer Compensation deferred in accordance with a Deferral Election shall be credited to a deferred compensation account maintained by the Corporation in the name of the Director or Executive Officer, as the case may be (a “Deferred Compensation Account”). A separate Deferred Compensation Account shall be maintained for each Director or Executive Officer and for (1) all amounts of deferred Director Fees or Executive Officer Compensation for all calendar years otherwise payable in cash, and any Stock Deferred Amounts, as defined below, converted to credits to a cash denominated Deferred Compensation Account pursuant to Section 5(b) hereof and (2) all such amounts otherwise payable in shares of Common Stock for all calendar years, for which a Director or Executive Officer, as the case may be, has filed a Deferral Election. On each date on which Director Fees or Executive Officer Compensation would otherwise be payable in cash but for the Deferral Election filed for such amounts (the “Cash Deferred Amounts”), the Director’s or Executive Officer’s cash-denominated Deferred Compensation Account shall be credited with the amount of cash Director Fees or Executive Officer Compensation which otherwise would have been paid on such date. On each date on which Director Fees or Executive Officer Compensation would otherwise be payable in shares of Common Stock but for the Deferral Election filed for such amounts (the “Stock Deferred Amounts”), the Director’s or Executive Officer’s stock-denominated Deferred Compensation Account shall be credited with the number of shares of Common Stock (including fractional shares to at least two decimal places) which otherwise would have been payable to the Director or Executive Officer on such date. The respective Deferred Compensation Accounts of a Director or Executive Officer Compensation shall be charged (1) on the date of distribution with any distribution of cash or shares of Common Stock, respectively, made to the Director or Executive Officer from such Deferred Compensation Account pursuant to Section 4(c), 5(b), or 9(c) hereof and (2) in the case of a stock-denominated Deferred Compensation Account, on the date of conversion pursuant to the filing of a Conversion Election Form under Section 4(b) hereof with the number of shares described in Section 4(b) hereof.

(i)	Forfeiture Restrictions. Notwithstanding any other provisions of the Plan, a Deferred Compensation Account of a Director or Executive Officer reflecting Stock Deferred Amounts shall be charged, without making any distribution to the Director, with the number of shares of Common Stock previously credited to such Deferred Compensation Account and which would have been subsequently forfeited pursuant to the vesting or other restrictions which would have been applicable to the grant of such shares under the Director Plan if the receipt of such shares under the Director Plan had not been deferred. Such charge shall be made on the date on which such forfeiture would have occurred under the Director Plan.

(ii)	Dividends/Distributions with Respect to Shares of Common Stock. Dividends or distributions paid by the Corporation on Common Stock in cash or property other than Common Stock shall not result in any credits with respect to any shares of Common Stock credited to any Deferred Compensation Account.

(iii)

Credits on Cash Deferred Amounts. For purposes of the Plan, the Credit Rate on the last day of any month during a calendar year shall be (A) the sum of (1) the United States Prime Rate as listed in the Eastern print edition of The Wall Street Journal on the last day of the immediately preceding calendar year for which The Wall Street Journal was published and (2) one percent (1%), divided by (B) twelve (12), and carried to three decimal places. Each cash-denominated Deferred Compensation Account reflecting a balance of Cash Deferred Amounts (but not any stock-denominated

Deferred Compensation Account reflecting Stock Deferred Accounts) shall accrue a credit on the last day of each month (the “Credit Day”) equal to the balance in such Deferred Compensation Account as of the last day of the immediately preceding month times the Credit Rate on the Credit Day. Such credit shall be added on the Credit Day to such Deferred Compensation Account. Such credit shall not accrue (A) on any amount credited to such Deferred Compensation Account during the month in which the credit accrues and (B) on any balance in such Deferred Compensation Account as of the last day of the immediately preceding month if a balance does not remain in such Deferred Compensation Account on the Credit Day, ignoring any distributions from such Deferred Compensation Account on the Credit Day (i.e., if the entire remaining balance in the Deferred Compensation Account was distributed to the Director or Executive Officer prior to the Credit Day).

(b) Conversion of Stock Deferred Amounts to Cash Deferred Amounts. A Director or Executive Officer may irrevocably elect, on a once per calendar year basis, by filing a Conversion Election Form with the HR Vice President in the form prescribed by the Corporation, to convert a number of shares of Common Stock in his or her stock-denominated Deferred Compensation Account, as designated by the Director or Executive Officer in the Conversion Election Form, to Cash Deferred Amounts under an existing or new cash-denominated Deferred Compensation Account for him or her, provided:

(i)	Such shares were originally credited to the stock-denominated Deferred Compensation Account more than three (3) months prior to the date of filing of the Conversion Election Form with the HR Vice President. For purposes of this Section 4(b)(i), any shares of Common Stock distributed to the Director or Executive Officer from such Deferred Compensation Account and not previously charged to such Deferred Compensation Account shall be deemed to be the shares most recently credited to such Deferred Compensation Account; and

(ii)	Such shares would have vested and would have been no longer subject to any risk of forfeiture pursuant to the vesting or other restrictions which would have applied to the grant of such shares under the Director Plan if the receipt of such shares under the Director Plan had not been deferred.

Notwithstanding the foregoing, a Director or Executive Officer shall only be permitted to make such election at the time that sales of Common Stock of the Corporation are otherwise permitted under any insider trading policy of the Corporation. On the date of filing of the Conversion Election Form with the HR Vice President, the Director’s or Executive Officer’s stock-denominated Deferred Compensation Account shall be charged with the number of shares of

Common Stock subject to the filed Conversion Election Form, and the Director’s or Executive Officer’s cash-denominated Deferred Compensation Account shall be credited with an amount of cash equal to the Fair Market Value of such number of shares on the date of filing of such Conversion Election Form. (For avoidance of doubt, cash credits in a cash-denominated Deferred Compensation Account may not be converted to Stock Deferred Amounts in a stock-denominated Deferred Compensation Account.) Each Director or Executive Officer assumes all risk in connection with any decision regarding whether or not to file a Conversion Election Form and as to any number of shares of Common Stock designated in any Conversion Election Form. The Corporation does not in any way guarantee against loss or depreciation of any Stock Deferred Amounts, and the Corporation and its directors, officers and employees are not authorized to make any recommendation to any Director or Executive Officer with respect to making any election under this Section 4(b).

(c) Manner of Payment. The balance of a Director’s or Executive Officer’s Deferred Compensation Account will be paid to the Director or Executive Officer, respectively, or, in the event of his or her death, to the respective personal representative of his or her estate. In the case of Cash Deferred Amounts, the balance will be paid in cash. In the case of Stock Deferred Amounts, the balance will be paid in shares of Common Stock, other than fractional shares.

(i)	Deferral Elections. A Director or Executive Officer may elect, at the time of filing his or her first Notice of Election, by filing an Election of Payment Designations with the HR Vice President in the form prescribed by the Corporation, to receive payment of the balance credited to the Director’s or Executive Officer’s Deferred Compensation Account, in whole or in part, as follows (except as otherwise provided in Section 5(b) or 9(c) hereof, if applicable):

A.	Subject to Section 4(c)(i)(D) hereof, in a lump sum on April 1 (or if April 1 is not a business day, on the immediately preceding business day) of the calendar year immediately following the calendar year in which the Director or Executive Officer first separates from service with the Corporation under Section 409A of the Code or any successor section, upon or after ceasing to be a member of the Board or an Executive Officer, respectively, (a “Separation From Service”) for any reason, including by reason of death or disability (the “Separation from Service Payment Commencement Date”);

B.	Subject to Section 4(c)(i)(D) hereof, in two (2) to five (5) annual installments commencing on the Separation From Service Payment Commencement Date and continuing on the same date (or if such date is not a business day, on the immediately preceding business day) in the calendar year(s) thereafter;

C.

Subject to Section 4(c)(i)(D) hereof, if earlier than the date on which payment would be received under A or B of this Section 4(c)(i), in a lump sum or in two (2) to five (5) annual installments, with payment commencing on the sixtieth (60th) day (or if such date is not a business day, on the immediately preceding business day) following the death of the Director or Executive Officer or following the date on which the Director or Executive Officer becomes disabled (within the meaning of Section 409A of the Code) and continuing on the same date (or if such date is not a business day, on the immediately preceding business day) in the calendar year(s) thereafter; and

D.	Notwithstanding any other provision of the Plan, if:

(1)	the Separation from Service Payment Commencement Date for an Executive Officer is a date before six (6) months after the Separation From Service of the Executive Officer, and

(2)	the Executive Officer is a specified employee (as defined in Section 409A of the Code and the regulations thereunder) as of the date of such Separation From Service,

any payment otherwise to be made under this Section 4(c)(i) shall not be made to such Executive Officer until the first day of the seventh month following the date of such Separation From Service or, if earlier, upon any date(s) elected by such Executive Officer under Section 4(c)(i)(C) in the event of the death of such Executive Officer. Any payment of all or a portion of a Deferred Compensation Account containing Cash Deferred Amounts delayed by reason of this Section 4(c)(i)(D) shall continue to be credited with the credits under Section 4(a)(ii) hereof, which credits also shall be paid when the delayed payment is made.

(ii)

Installment Payments – Stock Deferred Amounts. In any case where payments of Stock Deferred Amounts are made in installments, the number of shares of Common Stock distributed in each installment shall be determined by multiplying (I) the number of shares of Common Stock in the Deferred Compensation Account on the date of payment of such installment, by (II) a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments, and by rounding such result down to the nearest whole number of shares. The balance of the number of shares of Common Stock in the Deferred Compensation Account shall be appropriately reduced in accordance with Section 4(a) hereof to reflect the installment payments made hereunder. Shares of Common Stock remaining in a Deferred Compensation Account pending distribution pursuant to this Section 4(c) shall be subject to adjustment pursuant to Section 8 hereof.

(iii)	Installment Payments – Cash Deferred Amounts. In any case where payments of Cash Deferred Amounts are made in installments, the amount of cash paid in each installment shall be determined by multiplying (I) the balance in the Deferred Compensation Account on the date of payment of such installment, by (II) a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments, and by rounding such result to the nearest whole cent. The balance in the Deferred Compensation Account shall be appropriately reduced in accordance with Section 4(a) hereof to reflect the installment payments made hereunder.

(iv)	General. If a lump sum payment or the final installment payment hereunder of Stock Deferred Amounts would result in the issuance of a fractional share of Common Stock, such fractional share shall not be issued and cash in lieu of such fractional share shall be paid to the Director or Executive Officer based on the Fair Market Value of a share of Common Stock, as defined in Section 10 hereof, on the date immediately preceding the date of such payment. The Corporation, at its discretion, shall either issue share certificates to the Director or Executive Officer for the shares of Common Stock distributed hereunder or cause such shares to be registered in the name of the Director or Executive Officer on any book-entry registration maintained by the Corporation or its transfer agent. As of the date on which the Director or Executive Officer is entitled to receive a distribution of shares of Common Stock previously credited to a Deferred Compensation Account pursuant to this Section 4(c) hereof, a Director or Executive Officer shall become a shareholder of the Corporation with respect to such shares. Notwithstanding any other provisions of the Plan, Stock Deferred Amounts otherwise payable hereunder attributable to shares of Common Stock previously credited to the Deferred Compensation Account but which would have been subject to forfeiture under the Director Plan if the receipt of such shares under the Director Plan had not been deferred shall not be distributed until there would not have been any such risk of forfeiture with respect to such shares if their receipt had not been deferred.

SECTION 5

Other Payment Commencement Dates

(a) General. If, in the case of a Deferral Election, the first amount credited to a particular Deferred Compensation Account is credited after the relevant payment commencement date specified in Section 4(c) hereof or any amount is credited to such a Deferred Compensation Account after a lump sum payment has been made pursuant to Section 4(c) hereof from such Deferred Compensation Account, payment of shares or cash credited to such Deferred Compensation Account shall be made or commence on the April 1 (or if April 1 is not a business day, on the immediately preceding business day) following the date on which the shares or cash is so credited.

(b) Section 5(b) Event.

(i)

Notwithstanding Section 4(c) hereof except for Section 4(c)(i)(D) hereof, effective for Director Fees and Executive Officer Compensation earned on and after January 1 of the year following the date on which the Notice of Election is filed and only for such calendar year commencing on such January 1, a Director or Executive Officer may irrevocably elect, when filing an Election of Payment Designations with the HR Vice President in a form prescribed by the Corporation, to receive payment of the balance of the Director’s or Executive Officer’s Deferred Compensation Account with respect to such Director Fees and Executive Officer Compensation, upon the earlier of when payment would be made pursuant to the election under Section 4(c) hereof or in a lump sum immediately following the occurrence of any Section 5(b) Event, as defined below (a “Section 5(b) Event Election”). A Section 5(b) Event Election shall be effective on the date on which it is filed with respect to Director Fees and Executive Officer Compensation payable (but for any deferral elections) after the time of a person’s initial election to the office of Director or Executive Officer, or any subsequent re-election, if immediately prior thereto such person was not serving as a Director or Executive Officer, provided (i) the Director or Executive Officer files such Section 5(b) Event Election within ten (10) business days subsequent to being elected or re-elected as a Director or Executive Officer and (ii) a Section 5(b) Event Election shall only be effective for Director Fees and Executive Officer Compensation payable for services performed after the Section 5(b) Event Election is filed. Notwithstanding the foregoing provisions of this Section 5(b), any Section 5(b) Event Election relating to awards of Common Stock under the LT

Incentive Program may be made at any time on or before the Final Election Date. Any such Section 5(b) Event Election shall become irrevocable on the Final Election Date. Any such Section 5(b) Event Election may be modified or revoked on or before the Final Election Date by filing a Notice of Amendment – LT Incentive Program with the HR Vice President in the form prescribed by the Corporation.

(ii)	If payments from a Director’s or Executive Officer’s Deferred Compensation Account have previously commenced at the time of a Section 5(b) Event which results in a permissible lump sum payment pursuant to this Section 5(b), for purposes of applying this Section 5(b) shares of Common Stock previously distributed and cash previously paid from the Director’s or Executive Officer’s Deferred Compensation Account shall be deemed to be from Director Fees and Executive Officer Compensation not subject to a Section 5(b) Event Election, to the extent thereof.

(iii)	A Section 5(b) Event shall mean the date upon which any event occurs which constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation under Section 409A of the Code or any successor section and Treasury Regulation §1.409A-3(i)(5)(v)-(vii) thereunder or any successor section, provided that:

(i)	The percentage specified in Treasury Regulation §1.409A-3(i)(5)(v) (addressing the percentage change in the ownership of the total fair market value or voting power of the Corporation’s stock) shall be fifty percent (50%) and not a higher percentage;

(ii)	The percentage specified in Treasury Regulation §1.409-3(i)(5)(vi)(A)(1) (addressing the percentage change in the ownership of the voting power of the Corporation’s stock) shall be thirty percent (30%) and not a higher percentage;

(iii)	For purposes of Treasury Regulation §1.409A-3(i)(5)(vi)(A)(2) (addressing a change in the effective control of the Corporation by virtue of a change in the composition of the Board), the words “a majority of the members of the corporation’s board of directors” shall not be replaced by a higher portion; and

(iv)	The percentage specified in Treasury Regulation §1.409A-3(i)(5)(vii)(A) (addressing the percentage change in the ownership of the Corporation’s assets) shall be forty percent (40%) and not a higher percentage.

SECTION 6

Non-Alienability of Benefits

Neither a Director nor an Executive Officer shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amounts or shares of Common Stock that are or may be payable or distributed hereunder nor shall any such amounts or shares be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Director or the Executive Officer or to the debts, contracts, liabilities, engagements, or torts of any Director or Executive Officer, or transfer by operation of law in the event of bankruptcy or insolvency of the Director or Executive Officer, or any legal process.

SECTION 7

Nature of Deferred Compensation Accounts

Any Deferred Compensation Account shall be established and maintained only on the books and records of the Corporation. No assets or funds of the Corporation, a Subsidiary or the Plan shall be removed from the claims of the Corporation’s or a Subsidiary’s general or judgment creditors or otherwise made available, and no shares of Common Stock of the Corporation to be issued pursuant to a balance in a Deferred Compensation Account shall be issued or outstanding, until such amounts and shares are actually required to be distributed or paid to a Director or an Executive Officer from the balance in the Deferred Compensation Account as provided herein. The Plan constitutes a mere promise by the Corporation to make payments in the future. Each Director and Executive Officer shall have the status of, and their rights to receive a payment of cash or shares of Common Stock under the Plan shall be no greater than the rights of, general unsecured creditors of the Corporation. Except as provided in Section 8 hereof, no person shall be entitled to any voting or dividend rights with respect to shares of Common Stock credited to a Deferred Compensation Account and not yet payable or distributable to a Director or Executive Officer. The Corporation shall not be obligated under any circumstances to fund any financial obligations under the Plan and the Plan is intended to constitute an unfunded plan for tax purposes. However, the Corporation may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if:

(a)	such arrangement will not cause the Plan to be considered a funded deferred compensation plan under the Code;

(b)	any trust created by the Corporation, and any assets held by such trust to assist the Corporation in meeting its obligations under the Plan, will conform to the terms of the model trust, as described in Rev. Proc. 92-64, 1992-2 C.B. 422, or any successor; and

(c)	such set aside of funds is not described in Section 409A(b) of the Code, or any successor provision.

SECTION 8

Adjustment and Substitution of Shares

(a) Dividends or Distributions in Common Stock. If a dividend or other distribution payable in shares of Common Stock shall be declared upon the Common Stock, the number of shares of Common Stock credited to any Deferred Compensation Account on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution, shall be adjusted by adding thereto the number of shares of Common Stock which would have been distributable thereon if such shares had been outstanding on such date.

(b) Exchanges. If the outstanding shares of the Common Stock shall, in whole or in part, be changed into or exchangeable for a different number, or different kind(s) or class(es) of shares of stock or other securities of the Corporation or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger, consolidation or otherwise, then (i) there shall be substituted for each share of Common Stock credited to any Deferred Compensation Account the number and kind of shares of stock or other securities or the cash or property into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchangeable, and (ii) the Board shall adopt such amendments to the Plan as it deems necessary or desirable to carry out the purposes of the Plan, including without limitation the continuing deferral of any shares, securities, cash or other property then credited to any Deferred Compensation Accounts.

(c) Other Events. If the outstanding shares of Common Stock shall be changed in value by reason of any spin-off, split-off, or dividend in partial liquidation, dividend in property other than cash or extraordinary distribution to holders of the Common Stock, the Committee shall make any adjustments to the number of shares of Common Stock credited to any Deferred Compensation Account which it determines are equitably required to prevent dilution or enlargement of the value of those shares of Common Stock credited to such Deferred Compensation Account which would otherwise result from any such transaction.

(d) Fractional Shares. No adjustment or substitution provided for in this Section 8 shall require the Corporation to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

(e) Limited Rights. Except as provided in this Section 8, a Director or Executive Officer shall have no rights by reason of any issue by the Corporation of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

SECTION 9

Administration of Plan; Executive Officer

Claim and Appeal Procedure; Hardship Withdrawal

(a) Administration of Plan. Except where the Board delegates authority to a committee of the Board, full power and authority to construe, interpret, and administer the Plan shall be vested in the Board. Decisions of the Board shall be final, conclusive, and binding upon all parties.

(b) Executive Officer Claim and Appeal Procedure.

(i)	(A)

In the event of a claim by an Executive Officer (or his or her heirs, executors, administrators or legal representatives) (the “Claimant”) for or in respect of any payment under the Plan or the method of payment thereof, the Claimant shall present the reason for the claim in writing to the Board or such other person or entity designated and communicated by the Board. The Board shall, within ninety (90) days after the receipt of such written claim, send written notification to such Executive Officer as to its disposition, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board expects to render the final decision.

(B)

In the event the claim is wholly or partially denied, the written notification shall state the specific reason or reasons for the denial, include specific references to pertinent Plan provisions on which the denial is based, provide an explanation of any additional material or information necessary for the Claimant to perfect the claim and a statement of why such material or information is necessary, and set forth the procedure by which and the time period within which the Claimant may appeal the denial of the claim (including a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)

following an adverse benefit determination on review). If the claim has not been granted and notice is not furnished within the time period specified in Section 9(b)(i)(A) hereof, the claim shall be deemed denied for the purpose of proceeding to appeal in accordance with Section 9(b)(ii) hereof.

(ii)	In the event a Claimant wishes to appeal the denial of a claim, the Claimant may request a review of such denial by making written application to the Board or such other person or entity designated and communicated by the Board within sixty (60) days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in Section 9(i) above). Such Claimant (or a duly authorized representative thereof) may, upon written request to the Board and at the Claimant’s sole expense, review documents, records and other information which are pertinent to such claim, and submit in writing issues, comments, documents, records and other information in support of the Claimant’s position. Reasonable access to, and copies of, such documents, records and other information shall be provided by the Corporation to the Claimant upon request and free of charge. Within sixty (60) days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or it is agreed to by the parties, but in no event more than one hundred and twenty (120) days after such receipt), the Board shall review the appeal (including all comments, documents, records and other information submitted by the Claimant relating to the claim) and notify the Claimant of its final decision. Such final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision also shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim and state the Claimant’s right to bring an action under Section 502(a) of ERISA. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board expects to render the determination on review.

(iii)	If a Claimant does not follow the procedures set forth in Sections 9(i) and 9(ii) above, the Claimant shall be deemed to have waived the right to appeal benefit determinations under the Plan. In addition, the decisions, actions and records of the Board shall be conclusive and binding upon the Executive Officer and all persons having or claiming to have any right or interest in or under the Plan.”

(c) Hardship Withdrawal. Notwithstanding the terms of a Deferral Election made by a Director or Executive Officer hereunder but subject to Section 4(c)(i)(D) hereof, the Board may, in its sole discretion, permit the withdrawal of cash or shares of Common Stock credited to a Deferred Compensation Account upon the request of a Director or Executive Officer or his or her representative, if the Board determines that the Director or Executive Officer, as the case may be, is confronted with an unforeseeable emergency. For this purpose, an unforeseeable emergency means a severe financial hardship to the Director or Executive Officer resulting from an illness or accident of the Director or Executive Officer, the spouse or a dependent (as defined in Section 152(a) of the Code) of the Director or Executive Officer, loss of the Director or Executive Officer’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or Executive Officer. The Director or Executive Officer shall provide to the Board evidence as the Board, in its sole discretion, may require to demonstrate such emergency exists and financial hardship would occur if the withdrawal were not permitted. The withdrawal shall be limited to the amount reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Director’s or the Executive Officer’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by the cessation of deferrals under the Plan. Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses, will not be considered to be the result of an unforeseeable financial emergency. Payment shall be made, as soon as practicable after the Board approves the payment and determines the amount of cash or the number of shares which shall be withdrawn in a single lump sum from the Deferred Compensation Account(s). The Board shall determine whether the payment shall be made from the Deferred Compensation Accounts containing Stock Deferred Amounts or Cash Deferred Amounts or both, depending on the Deferred Compensation Accounts existing for the Director or Executive Officer subject to the unforeseeable emergency. No Director shall participate in any decision of the Board regarding such Director’s request for a withdrawal under this Section 9.

SECTION 10

Fair Market Value

Fair Market Value of the Common Stock shall be the mean between the following prices, as applicable, for the date as of which Fair Market Value is to be determined as quoted in The Wall Street Journal (or in any other reliable publication as the Board or its delegate, in its discretion, may determine to rely upon):

(a)	if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date; or

(b)	if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the NASDAQ Exchange or the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”) on which the Common Stock is listed.

If there are no such sale price quotations for the date as of which Fair Market Value is to be determined but there are such sale price quotations within a reasonable period both before and after such date, then Fair Market Value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Common Stock as so quoted on the nearest date before and the nearest date after the date as of which Fair Market Value is to be determined. The average should be weighted inversely by the respective numbers of trading days between the selling dates and the date as of which Fair Market Value is to be determined. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which Fair Market Value is to be determined, then Fair Market Value of the Common Stock shall be the weighted average of the means between the bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which Fair Market Value is to be determined, if both such dates are within a reasonable period. The average is to be determined in the manner described above in this Section 10. If the Fair Market Value of the Common Stock cannot be determined on the basis previously set forth in this Section 10 on the date as of which Fair Market Value is to be determined, the Board or its delegate shall in good faith determine the Fair Market Value of the Common Stock on such date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

SECTION 11

Securities Laws; Issuance of Shares

The obligation of the Corporation to credit and to issue and distribute shares of Common Stock under the Plan shall be subject to:

(i)	the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation;

(ii)	the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock shares may then be listed; and

(iii)	all other applicable laws, regulations, rules and orders which may then be in effect.

If, on the date on which any shares of Common Stock would be credited to a Deferred Compensation Account, the Board determines that the Corporation is not obligated to issue shares to the Director or Executive Officer pursuant to this Section 11 or the applicable granting plan, then no shares of Common Stock shall be credited, but rather Director Fees and Executive Officer Compensation shall be credited in cash to a Deferred Compensation Account in the name of the Director or Executive Officer and be treated as a Cash Deferred Amount. If at any time the Board determines that the distribution of shares of Common Stock credited to a Deferred Compensation Account or the ownership or subsequent disposition of such shares by a Director or Executive Officer may violate or conflict with any applicable law or regulation, the Board may, in its sole discretion, pay all or a portion of such shares in cash. The amount of cash shall be determined by the Fair Market Value of the Common Stock on the date on which such distribution of shares of Common Stock otherwise would have been made. The Board shall adopt appropriate rules and regulations to carry out the intent of the immediately preceding sentence if the need for such rules and regulations arises.

SECTION 12

Withholding

Income, excise or employment taxes may be required to be withheld by the Corporation or a Subsidiary in connection with payments from Deferred Compensation Accounts or the crediting of cash or shares of Common Stock to Deferred Compensation Accounts. The Director or Executive Officer shall timely pay or make other arrangements to timely pay all withholding obligations of the Corporation. Without limitation, any taxes required to be withheld by the Corporation or any of its Subsidiaries upon the receipt by the Director or Executive Officer of cash from a Deferred Compensation Account will be satisfied by the Corporation by withholding the taxes required to be withheld from the cash the Director or Executive Officer would otherwise receive. In all other circumstances in which withholding is required, the Corporation, in its sole discretion, either (A) may withhold such taxes from any cash payment from the Corporation or any of its Subsidiaries to which the Director or Executive Officer is entitled, including but not limited to any other cash compensation to which he or she is entitled, and/or (B) may request that the Director of Executive Officer pay any additional amount required to be withheld directly to the Corporation in cash. If a Director or Executive Officer does not pay any taxes required to be withheld by the Corporation or any of its Subsidiaries within ten days after a request for the payment of such taxes, the Corporation or such Subsidiary may also take such other actions as necessary to collect such withholding taxes from the Director or Executive Officer and may withhold the distribution and delivery of any shares of Common Stock otherwise to be distributed and delivered to a Director or Executive Officer under the Plan. Any participation in the Plan is conditioned upon acceptance of all the terms of the Plan, including but not limited to this Section 12.

SECTION 13

Governing Law; Integration; Section Titles; Section 409A

(a) Governing Law. The provisions of the Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of laws provisions.

(b) Integration. The Plan contains all of the understandings and representations between the Corporation and any of the Directors or Executive Officers and supersedes any prior understandings and agreements entered into between them regarding the subject matter of the Plan. There are no representations, agreements, arrangements or understandings, oral or written, between the Corporation and any of the Directors or Executive Officers relating to the subject matter of the Plan which are not fully expressed in the Plan.

(c) Section Titles. Section and subsection titles are included only for convenience and shall not be construed as part of the Plan or as in any respect affecting or modifying its provisions.

(d) Section 409A. The Plan is intended to satisfy all of the requirements of Section 409A of the Code and the regulations thereunder and shall be interpreted consistently therewith.

SECTION 14

Effect of the Plan on the

Rights of Corporation and Shareholders; Binding Effect

Nothing in the Plan shall confer any right to any person to continue as a Director or Executive Officer of the Corporation or interfere in any way with the rights of the shareholders of the Corporation or the Board to elect and remove Directors, or the rights of the Board to elect, remove or terminate the employment with the Corporation or any Subsidiary of Executive Officers. The Plan shall be binding upon the heirs, executors, administrators and legal representatives of Directors and Executive Officers participating in the Plan and any successors or assigns of the Corporation.

SECTION 15

Amendment and Termination

(a) General. The right to amend the Plan at any time and from time to time and the right to terminate the Plan at any time are hereby specifically reserved to the Board; provided that no amendment of the Plan shall:

(i)	be made without shareholder approval if shareholder approval of the amendment is at the time required by the rules of any stock exchange on which the Common Stock may then be listed; or

(ii)	otherwise amend the Plan in any manner that would cause the shares of Common Stock credited or issued and distributed under the Plan not to qualify for the exemption from Section 16(b) of the 1934 Act provided by Rule 16b-3.

No amendment or termination of the Plan shall, without the written consent of the Director or Executive Officer for which a Deferred Compensation Account is maintained, adversely affect the rights of such Director or Executive Officer with respect thereto.

(b) Rule 16b-3. Notwithstanding anything contained in the preceding paragraph or any other provision of the Plan, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for shares of Common Stock credited or issued and distributed under the Plan to qualify for the exemption provided by Rule 16b-3 (or any successor rule relating to exemption from Section 16(b) of the 1934 Act), and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding shares of Common Stock theretofore credited or issued and distributed under the Plan.

SECTION 16

Liability

Any decision made or action taken by the Board or any employee of the Corporation or any of its Subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither a member of the Board nor any employee of the Corporation or any of its Subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

SECTION 17

Effective Date

The effective date and date of adoption of the Plan shall be December 10, 2009, the date of adoption of the Plan by the Board.